Exhibit 99.1

             Hexcel Reports 2006 Second Quarter Results;
      Hexcel Will Focus on Superior Growth Potential of Advanced
      Composites and Explore Strategic Alternatives for Portions
                 of Reinforcements Business Segment;
          Will Retain Composites Reinforcement Product Lines

    STAMFORD, Conn.--(BUSINESS WIRE)--July 24, 2006--Hexcel
Corporation (NYSE/PCX: HXL):

    Second Quarter 2006 Highlights

    -- Sales of $316.0 million up 1.5% year-over-year despite 40% decline in ballistics revenues

    -- Commercial Aerospace sales up over 11% vs. second quarter, 2005 and approximately 5% vs. first quarter, 2006

    -- Gross margin of 22.7% and operating margin of 11.2% (excluding business consolidation & restructuring expenses but including stock based compensation)

    --  Total debt, net of cash down $10.1 million to $418.8 million

    Hexcel Corporation (NYSE/PCX: HXL) today reported results for the second quarter of 2006 and the conclusion of a portfolio review.

    Portfolio Review

    In order to take full advantage of the many growing applications for advanced composite materials, Hexcel has decided to narrow its focus and consolidate activities around its carbon fiber, reinforcements for composites, honeycomb, matrix and structures product lines. Hexcel will explore strategic alternatives for its Reinforcements business segment which includes its ballistics, electronics and architectural product lines. Reinforcements products related to composites will be retained and, together with the Composites and Structures business segments, merged into one business unit. Hexcel has retained Merrill Lynch & Co. as the Company's financial advisor to assist in the strategic review and potential disposition of the non-core assets.
    Chairman, President and CEO, Mr. David E. Berges discussed these decisions, "For the last five years we have been on a mission to expand our operating margins to a level appropriate to support the pace of technology change and capital requirements. After 9/11, we took painful cuts that allowed margin growth despite the sales decline. Since then our business model has been to drive operating leverage by containing costs as we grow. As a result our adjusted operating margins (see Table H for reconciliation to GAAP operating margins) have grown from 7.1% for the calendar year of 2002 to 11.1% in the first half of 2006. It is now time to take these additional steps to strengthen our strategic position and maintain the momentum of Hexcel's growth of margins and returns."
    "As the performance demands of advanced composite materials increase, Hexcel's ability to vertically integrate the optimization of fiber, polymer chemistry, reinforcements and structures into a systems solution gives the Company a critical competitive advantage. This leads to our decision to consolidate our advanced composites products lines into a single business unit. Combining the key elements of current business segments enables us to improve the pace of development and the technology supporting our product offerings, develop a common approach to our customers, and provide Hexcel new opportunities to streamline and strengthen our organizational efficiency."
    "In light of the extremely attractive opportunities for advanced composites we have determined that it is appropriate to narrow the focus of our business portfolio and operations to those with the greatest potential of sustainable growth, such as commercial and military aerospace, wind energy and other applications for advanced composites."
    "The dedicated teams working in the product lines we now call non-core have done a wonderful job over the past years in their respective markets. These are well run, profitable business lines with opportunities deserving of focus, capital and resources. But for Hexcel, the enormous sea change in composite penetration in our core markets warrants a laser-like strategy to maximize our long-term shareholder value."
    Concluding his remarks on strategy, Mr. Berges commented: "With the implementation of these actions, we will be able to maintain the momentum of our quest for margin expansion and fund the investment needs of our growth with improved returns. Most importantly, we will be better structured to optimize our competitive position to take full advantage of the significant growth projected for advanced composite materials, our core strength."

    Second Quarter Results

    Net sales for the quarter were $316.0 million, 1.5% higher than the $311.3 million reported for the second quarter of 2005. Quarterly operating income was $34.3 million, after reflecting stock compensation expense of $2.5 million and $1.1 million of business consolidation & restructuring expenses. Net income for the quarter was $17.6 million compared to net income of $26.2 million in the second quarter of 2005. The tax provision for the quarter was $7.1 million higher than in the second quarter, 2005 primarily due to the Company providing a full tax provision on its U.S. taxable income in 2006. The resulting net income available to common shareholders for the quarter was $17.6 million, or $0.18 per diluted common share, compared to net income of $23.9 million, or $0.28 per diluted common share, for the second quarter of 2005.
    Mr. Berges, commented, "Revenues this quarter were less than our expectations at the start of the year. Ballistic revenues continued to decline from their record levels at the peak of the U.S. military soft body armor re-equipping cycle, but at a faster pace than we had anticipated. Our revenues from space & defense showed more modest growth this quarter. These applications have long evidenced a record of quarter-to-quarter variability and the quarter does not reflect a change in the outlook for this market. Commercial aerospace sales again grew by double digits driven by the 2006 production rate increases at Boeing and Airbus. Nevertheless, despite the decline in ballistics revenues we were able to maintain our gross and adjusted operating margins at 22.7% and 11.2% respectively."
    "The push-out in deliveries of the A380 announced on June 13th was certainly a disappointment but does not reduce the significant potential of this program for Hexcel over the coming years. The production requirements of Airbus and its many subcontractors for this program in the second half of 2006 have yet to fully clarify. However, we expect that production rates will slow from the first half of 2006. While this makes forecasting a little more complex, we still project that our commercial aerospace revenues will grow by 10% or better in 2006. With the projected ramp up in A380 aircraft deliveries in 2008, our revenues from this program are expected to start to grow again by the second half of 2007."
    Mr. Berges concluded, "Our planned portfolio and organizational changes will give us additional opportunities to further de-leverage and improve despite the temporary slowing of our revenue growth pace."

    Second Quarter 2006 Business Highlights

    Commercial Aerospace

    -- Commercial aerospace sales grew by 11.4% in constant currency year-over-year, benefiting from the planned increases in aircraft production in 2006 by Boeing, Airbus and the regional aircraft manufacturers.

    -- R&T expenses were $7.5 million for the quarter as Hexcel continues to support product development and qualification processes related to the Boeing 787 and Airbus A350.

    -- Hexcel continues to build on its strong prepreg base for primary and secondary aircraft structures with the introduction of new innovative products for the aerospace market. Four of these were promoted at the 2006 Farnborough Air Show: HexMC(R) (molding material), HexTOOL(TM) (tooling material), HexWEB(R) Acousti-Cap(TM) (noise attenuating honeycomb) and Fibrelam(R) 2200 (light weight floor panels). These products already have proven commercial applications and generated much additional interest at the show.

    Industrial

    -- Wind energy revenues grew 9.0% in constant currency compared to the prior year reflecting the worldwide growth in installations of wind turbines. Major customers are building manufacturing plants in the U.S. and China to support the expanding global nature of renewable energy markets.

    -- Ballistics revenues declined 39.6% compared to the second quarter, 2005 and 20.8% compared to the first quarter, 2006 as demand for soft body armor continued to decline from the surge levels seen in the period 2003 to 2005. The Company's 2006 revenue outlook published on June 27 assumed that ballistic revenues will continue to decline sequentially over the remaining quarters of this year.

    -- Our industrial sales for the quarter were down 9.9% year-on-year in constant currency due to the decline in revenues from ballistic applications partially offset by growth in other industrial applications.

    Space & Defense

    -- Space & Defense sales for the quarter grew less than normal, up 0.9% in constant currency compared to the second quarter, 2005. The revenues that the Company derives from military and space programs tend to vary quarter to quarter based on customer ordering patterns and manufacturing campaigns.

    -- The outlook for helicopter demand over the next few years remains robust with future line rate increases projected by many customers.

    FAS 123R

    -- The Company adopted the provisions of Financial Accounting Standards Board Statement No. 123(R) "Share Based Payment" effective January 1, 2006. The financial statements for the second quarter, 2006 reflect the non-cash attribution of expense associated with the fair value of stock options granted to employees. Prior to the adoption of FAS 123(R), the financial statements reflected just the attribution of expense associated with the fair value of restricted stock awards. The non-cash expense related to such equity compensation included in the second quarter, 2006 financial statements was $2.5 million compared to $0.7 million in the second quarter, 2005. We expect equity compensation expense to be in the range of $3 to 4 million for the second half of the year.

    Business Consolidation & Restructuring Expense

    -- Business consolidation & restructuring expenses in the quarter of $1.1 million primarily related to the planned closure of the Company's Washington, Georgia plant to be completed before the end of 2006. They also reflected expenses related to the planned closure of the Company's Livermore, California plant targeted to be completed in the first half, 2007.

    Tax

    -- Following the reversal of the majority of the Company's valuation allowance against its U.S. deferred tax assets as of December 31, 2005, the Company provided a full tax provision of $10.7 million, or 39.3% of reported pre-tax income in the second quarter, 2006. Cash taxes for the quarter were $2.3 million.

    Total Debt, Net of Cash

    -- Despite the higher capital spending related to our carbon fiber expansion, the Company generated a modest amount of cash for the quarter as net debt declined by $10.1 million. The expansion project remains on schedule.

    -- The Company expects that working capital will decline over the second half of the year, having now reached the traditional second quarter seasonal high.

    Reinforcements Business Segment

    -- Based on Hexcel's initial assumptions, the revenues from this business segment excluding the reinforcement for composites products to be retained are estimated to have been $220 million in 2005. On the same assumptions, the revenues for the first six months of 2006 are estimated to have been $96 million compared to $118 million in the first half of 2005. The net asset investment, without the attribution of any debt or cash, associated with these activities is estimated to have been in the range of $120 to $130 million as of December, 2005. In the event of a sale of some or all of these businesses, the net proceeds will be used to repay debt, strengthening the Company's balance sheet and providing financial flexibility to fund growth investments in advanced composites products.

    -- The Company will incur certain business consolidation and restructuring expenses in the course of consolidating its existing business segments. Estimates of the cost and benefits of these actions may be provided in our third quarter earnings release.

    Hexcel will host a conference call at 10:00 A.M. EDT, tomorrow, July 25, 2006 to discuss the portfolio review and the second quarter results, responding to questions. The telephone number for the conference call is (719) 457-2680 and the confirmation code is 9427090. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

    Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

    Disclaimer on Forward Looking Statements

    This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments the Company serves (including growth in commercial aerospace revenues following the push-out in A380 deliveries, customers requirements for A380 related production in the second half of 2006 and 2007, the outlook for helicopter production and the trend in revenues from soft body armor applications) and the Company's focus on maintaining and improving margins. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.



Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                   Unaudited
                                         -----------------------------
                                          Quarter Ended   Six Months
                                            June 30,        Ended
                                                           June 30,
(In millions, except per share data)       2006    2005   2006   2005
----------------------------------------------------------------------
Net sales                                $316.0 $311.3  $623.0 $601.9
Cost of sales                             244.3  240.7   480.2  465.5
----------------------------------------------------------------------

 Gross margin                              71.7   70.6   142.8  136.4
    % Gross Margin                         22.7%  22.7%   22.9%  22.7%

Selling, general and administrative
 expenses (a) (b)                          28.8   26.5    59.5   53.1
Research and technology expenses (a)        7.5    7.7    15.1   13.4
Business consolidation and restructuring
 expenses                                   1.1    0.4     4.1    0.8
Other income, net                             -   (0.9)      -   (0.7)
----------------------------------------------------------------------

  Operating income                         34.3   36.9    64.1   69.8

Interest expense, net (c)                   7.1    7.4    14.9   19.3
Non-operating expense (d)                     -    0.6       -   40.9
----------------------------------------------------------------------

 Income before income taxes                27.2   28.9    49.2    9.6
Provision for income taxes                 10.7    3.6    19.3    7.2
----------------------------------------------------------------------

  Income before equity in earnings         16.5   25.3    29.9    2.4
Equity in earnings of affiliated
 companies                                  1.1    0.9     2.2    1.4
----------------------------------------------------------------------

  Net income                               17.6   26.2    32.1    3.8
Deemed preferred dividends and accretion      -   (2.3)      -   (4.6)
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders                          $ 17.6 $ 23.9  $ 32.1 $ (0.8)
----------------------------------------------------------------------

Net income (loss) per common share (e):

 Basic                                   $ 0.19 $ 0.44  $ 0.34 $(0.01)
 Diluted                                 $ 0.18 $ 0.28  $ 0.34 $(0.01)

Weighted-average common shares (e):

 Basic                                     93.4   54.5    93.2   54.2
  Diluted                                  95.5   94.9    95.4   54.2
----------------------------------------------------------------------
(a) The presentation of research and technology expenses has been changed to include certain new product qualification costs that were previously reported under selling, general and administrative expenses. Prior periods have been reclassified to conform to this presentation.

(b) Includes transaction costs of $1.2 million associated with the first quarter 2006 secondary offering.

(c) The reduction in interest expense reflects the benefits of lower interest rates as a result of the Company's debt refinancing which occurred during the first quarter of 2005. Included in the first quarter of 2005, was an additional expense of $1.0 million, net of interest income, due to the lag between the issuance on February 1, 2005 of the 6.75% senior subordinated notes due 2015 and the partial redemption of the 9.75% senior subordinated notes on March 3, 2005. (Refer to Table F)

(d) During the first quarter of 2005, we refinanced substantially all of our debt, and as a result recorded a $40.3 million loss on early retirement of debt. This charge consists of tender offer and call premiums of $25.2 million, the write-off of unamortized deferred financing costs and original issuance discounts of $10.3 million, a loss of $3.6 million related to the cancellation of interest rate swap agreements and $1.2 million in transaction costs in connection with the refinancing.

(e) Due to the loss on early retirement of debt charged during the first quarter of 2005 (see note (d)), the impact of the conversion of the mandatorily redeemable convertible preferred stock, restricted stock units and stock options into shares of common stock in the computation of diluted earnings per share were anti-dilutive for the six months ended June 30, 2005 and, as such, the basic weighted average common share count of 54.2 million was used in the diluted earnings per share computation. Refer to Table E for further information relating to basic and diluted net income
    (loss) per share.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                Unaudited
                                    ----------------------------------
(In millions, except per share data) June 30,  March 31, December 31,
                                       2006      2006        2005
----------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents           $     8.8 $     23.9 $       21.0
Accounts receivable, net                196.1      194.3        155.9
Inventories, net                        160.6      156.3        150.4
Prepaid expenses and other current
 assets                                  35.1       35.2         43.0
----------------------------------------------------------------------
Total current assets                    400.6      409.7        370.3

Property, plant and equipment           721.4      689.5        726.0
Less accumulated depreciation          (405.2)    (392.1)      (440.8)
----------------------------------------------------------------------
Net property, plant and equipment       316.2      297.4        285.2

Goodwill and other intangible assets     75.3       74.8         74.7
Investments in affiliated companies      15.5       14.7         14.3
Deferred tax assets                     111.2      111.6        107.8
Other assets                             32.7       31.0         28.3
----------------------------------------------------------------------
Total assets                        $   951.5 $    939.2 $      880.6
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities
 of capital lease obligations       $     5.1 $      6.5 $        3.0
Accounts payable                         95.6      102.6         94.5
Accrued liabilities                      94.0       88.6         98.3
----------------------------------------------------------------------
Total current liabilities               194.7      197.7        195.8

Long-term notes payable and capital
 lease obligations                      422.5      446.3        416.8
Other non-current liabilities            59.2       57.6         57.3
----------------------------------------------------------------------
Total liabilities                       676.4      701.6        669.9

Stockholders' equity:
Preferred stock, no par value, 20.0
 shares authorized, no shares
 issued or outstanding                      -          -            -
Common stock, $0.01 par value, 200.0
 shares authorized, 95.3 shares
 issued at June 30, 2006, 94.8
 shares issued at March 31, 2006 and
 94.1 shares issued at December 31,
 2005                                     1.0        0.9          0.9
Additional paid-in capital              475.4      465.9        455.0
Accumulated deficit                    (190.4)    (208.0)      (222.5)
Accumulated other comprehensive
 income (loss)                            8.4       (2.3)        (7.3)
----------------------------------------------------------------------
                                        294.4      256.5        226.1
Less - Treasury stock, at cost, 1.7
 shares at June 30, 2006, 1.6 at
 March 31, 2006 and 1.5 shares at
 December 31, 2005                      (19.3)     (18.9)       (15.4)
----------------------------------------------------------------------
Total stockholders' equity              275.1      237.6        210.7
----------------------------------------------------------------------
Total liabilities and stockholders'
 equity                             $   951.5 $    939.2 $      880.6
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of
Cash Flows                                         Unaudited
======================================================================
                                        Quarter Ended    Six Months
                                           June 30,     Ended June 30,
(In millions)                             2006   2005    2006    2005
----------------------------------------------------------------------

Cash flows from operating activities
Net income                              $ 17.6 $ 26.2  $ 32.1 $   3.8
Reconciliation to net cash provided by
 (used for) operating activities:
  Depreciation and amortization           11.8   11.8    23.4    24.1
  Amortization of debt discount and
    deferred financing costs               0.5    0.4     0.9     1.2
  Deferred income taxes                    5.4    0.3    10.9     0.3
  Business consolidation and
   restructuring expenses                  1.1    0.4     4.1     0.8
  Business consolidation and
   restructuring payments                 (2.0)  (0.3)   (3.1)   (1.1)
  Loss on early retirement of debt           -    0.6       -    40.9
  Equity in earnings of affiliated
   companies                              (1.1)  (0.9)   (2.2)   (1.4)
  Share-based compensation                 2.5    0.7     5.9     1.2

Changes is assets and liabilities:
  (Increase) decrease in accounts
   receivable                              3.0  (14.1)  (33.6)  (35.9)
  (Increase) decrease in inventories (1.3) 0.3 (5.9) (19.6) (Increase) decrease in prepaid expenses and
   other current assets                   (0.3)  (1.3)    0.3     4.2
  Decrease in accounts payable and
   accrued liabilities                    (4.9)  (0.8)   (5.3)  (21.1)
  Changes in other non-current assets
   and long-term liabilities              (2.6)  (0.5)   (7.4)   (0.9)
----------------------------------------------------------------------
 Net cash provided by (used for)
  operating activities                    29.7   22.8    20.1    (3.5)
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                    (26.3)  (9.1)  (48.7)  (16.6)
 Deposits for property purchases          (0.1)     -    (1.9)      -
 Proceeds from the sale of assets            -    1.4       -     1.4
 Dividends from affiliated companies       0.5    1.1     1.3     1.1
 Investment in affiliated companies          -      -       -    (7.5)
----------------------------------------------------------------------
 Net cash used for investing activities  (25.9)  (6.6)  (49.3)  (21.6)
----------------------------------------------------------------------

Cash flows from financing activities (a)
 Proceeds from 6.75% senior subordinated
  notes                                      -      -       -   225.0
 Proceeds from (repayments of) senior
  secured credit
   Facility - revolver, net              (23.4)   8.0     6.6    35.0
 Proceeds from senior credit facility -
  term B loan                                -      -       -   225.0
 Repayments of senior credit facility -
  term B loan                             (0.5) (40.0)   (0.5)  (40.0)
 Repayments of 9.75% senior subordinated
  notes                                      -      -       -  (285.3)
 Redemption of 7.0% convertible
  subordinated debentures                    -      -       -   (19.2)
 Redemption of 9.875% senior secured
  notes                                      -      -       -  (125.0)
 Proceeds from (repayments of) capital
  lease obligations and other debt, net   (1.6)   2.7     1.3     4.1
 Issuance costs related to debt
  offerings                                  -   (0.4)      -   (12.2)
 Debt retirement costs                       -      -       -   (30.0)
 Activity under stock plans                6.8    3.5    10.4     5.8
----------------------------------------------------------------------
 Net cash provided by (used for)
  financing activities                   (18.7) (26.2)   17.8   (16.8)
----------------------------------------------------------------------
Effect of exchange rate changes on cash
 and cash equivalents                     (0.2)   2.3    (0.8)    3.2
----------------------------------------------------------------------
Net decrease in cash and cash
 equivalents                             (15.1)  (7.7)  (12.2)  (38.7)
Cash and cash equivalents at beginning
 of period                                23.9   26.2    21.0    57.2
----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                 $  8.8 $ 18.5  $  8.8 $  18.5
----------------------------------------------------------------------

Supplemental Data:
  Cash interest paid                    $  3.1 $  2.1  $ 13.6 $  26.4
  Cash taxes paid                       $  2.3 $  4.3  $  4.7 $   6.9
----------------------------------------------------------------------
(a) In the first quarter, 2005 we refinanced most of our debt capital. See our 2005 Annual Report on Form 10-K for details.

Net Sales to Third-Party Customers by Market Segment

 Quarters Ended June 30, 2006 and 2005

                               (Unaudited)             Table A
----------------------------------------------------------------------
(In millions)                  As Reported       Constant Currency (a)
----------------------------------------------------------------------
                                                   FX
                                                 Effect         B/(W)
Market Segment              2006    2005  B/(W)%   (b)    2006    %
----------------------------------------------------------------------
   Commercial Aerospace  $ 160.2 $ 143.9    11.3 $  (0.1)$160.3  11.4
   Industrial               88.6    98.2    (9.8)    0.1   88.5  (9.9)
   Space & Defense          54.2    53.8     0.7    (0.1)  54.3   0.9
   Electronics              13.0    15.4   (15.6)      -   13.0 (15.6)
----------------------------------------------------------------------
Consolidated Total       $ 316.0 $ 311.3     1.5 $  (0.1)$316.1   1.5
----------------------------------------------------------------------
Consolidated % of Net
 Sales                          %       %                      %
----------------------------------------------------------------------
   Commercial Aerospace     50.7    46.2                   50.7
   Industrial               28.0    31.5                   28.0
   Space & Defense          17.2    17.3                   17.2
   Electronics               4.1     5.0                    4.1
----------------------------------------------------------------------
Consolidated Total         100.0   100.0                  100.0
----------------------------------------------------------------------


 Six Months Ended June 30, 2006 and 2005

                               (Unaudited)              Table B
----------------------------------------------------------------------
(In millions)                      As Reported   Constant Currency (a)
----------------------------------------------------------------------
                                                     FX
                                                   Effect       B/(W)
Market Segment                   2006   2005 B/(W)%  (b)   2006   %
----------------------------------------------------------------------
   Commercial Aerospace        $313.4 $275.1  13.9 $(3.2)$316.6  15.1
   Industrial                   176.3  191.6  (8.0) (4.1) 180.4  (5.8)
   Space & Defense              106.2  103.0   3.1  (1.5) 107.7   4.6
   Electronics                   27.1   32.2 (15.8) (0.3)  27.4 (14.9)
----------------------------------------------------------------------
Consolidated Total             $623.0 $601.9   3.5 $(9.1)$632.1   5.0
----------------------------------------------------------------------
Consolidated % of Net Sales          %      %                  %
----------------------------------------------------------------------
   Commercial Aerospace          50.3   45.7               50.1
   Industrial                    28.3   31.8               28.6
   Space & Defense               17.0   17.1               17.0
   Electronics                    4.4    5.4                4.3
----------------------------------------------------------------------
Consolidated Total              100.0  100.0              100.0
----------------------------------------------------------------------


 Latest Twelve Months ("LTM") Ended June 30, 2006 and 2005

                               (Unaudited)              Table C
----------------------------------------------------------------------
(In millions)                  As Reported       Constant Currency (a)
----------------------------------------------------------------------
                                                   FX
                            LTM      LTM         Effect   LTM   B/(W)
Market Segment             2006     2005   B/(W)%  (b)   2006     %
----------------------------------------------------------------------
   Commercial Aerospace  $  567.7 $  512.5  10.8 $(3.2)$  570.9  11.4
   Industrial               350.5    371.2  (5.6) (4.1)   354.6  (4.5)
   Space & Defense          212.5    195.0   9.0  (1.5)   214.0   9.7
   Electronics               51.8     62.7 (17.4) (0.3)    52.1 (16.9)
----------------------------------------------------------------------
Consolidated Total       $1,182.5 $1,141.4   3.6 $(9.1)$1,191.6   4.4
----------------------------------------------------------------------
Consolidated % of Net
 Sales                           %        %                    %
----------------------------------------------------------------------
   Commercial Aerospace      48.0     44.9                 47.9
   Industrial                29.6     32.5                 29.7
   Space & Defense           18.0     17.1                 18.0
   Electronics                4.4      5.5                  4.4
----------------------------------------------------------------------
Consolidated Total          100.0    100.0                100.0
----------------------------------------------------------------------
(a) To assist in the interpretation of the Company's net sales trend, the value of total net sales and sales by market for the quarter, six months and the latest twelve months ended June 30, 2006 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2005 and are referred to as "constant currency" sales.

(b) FX effect is the estimated impact on "as reported" net sales due to changes in foreign currency exchange rates.


Hexcel Corporation and Subsidiaries                        Table D
Segment Data
----------------------------------------------------------------------
                                      Unaudited
               -------------------------------------------------------
(In millions)  Reinforcements Composites Structures Corporate  Total
                                                    & Other
                                                       (a)
----------------------------------------------------------------------

Second Quarter
 2006
----------------------------------------------------------------------
  Net sales to
   external
   customers   $         66.4 $    222.9 $     26.7 $      -   $316.0
  Intersegment
   sales                 36.4        6.9          -        -     43.3
----------------------------------------------------------------------
    Total sales         102.8      229.8       26.7        -    359.3

 Operating
  income (loss)           7.0       32.6        3.6     (8.9)    34.3
 Depreciation
  and
  amortization            3.9        7.4        0.4      0.1     11.8
 Business
  consolidation
  and
  restructuring
  expenses                0.7        0.4          -        -      1.1
 Capital
  expenditures
  and deposits
  for property
  purchases               1.4       23.7        0.7      0.6     26.4
----------------------------------------------------------------------

Second Quarter
 2005
----------------------------------------------------------------------
  Net sales to
   external
   customers   $         77.2 $    213.5 $     20.6 $      -   $311.3
  Intersegment
   sales                 33.1        6.0          -        -     39.1
----------------------------------------------------------------------
    Total sales         110.3      219.5       20.6        -    350.4

 Operating
  income (loss)          11.6       31.4        2.2     (8.3)    36.9
 Depreciation
  and
  amortization            3.5        7.9        0.4        -     11.8
 Business
  consolidation
  and
  restructuring
  expenses                  -        0.4          -        -      0.4
 Capital
  expenditures            1.8        7.2          -      0.1      9.1
----------------------------------------------------------------------

First Six
 Months 2006
----------------------------------------------------------------------
  Net sales to
   external
   customers   $        135.0 $    437.5 $     50.5 $      -   $623.0
  Intersegment
   sales                 72.3       14.8          -        -     87.1
----------------------------------------------------------------------
    Total sales         207.3      452.3       50.5        -    710.1

 Operating
  income (loss)          14.9       62.5        6.2    (19.5)(b) 64.1
 Depreciation
  and
  amortization            7.6       14.8        0.9      0.1     23.4
 Business
  consolidation
  and
  restructuring
  expenses                3.1        1.1          -     (0.1)     4.1
 Capital
  expenditures
  and deposits
  for
  property
  purchases               3.7       44.3        0.8      1.8     50.6
----------------------------------------------------------------------

First Six
 Months 2005
----------------------------------------------------------------------
  Net sales to
   external
   customers   $        154.1 $    409.2 $     38.6 $      -   $601.9
  Intersegment
   sales                 69.5       12.5          -        -     82.0
----------------------------------------------------------------------
    Total sales         223.6      421.7       38.6        -    683.9

 Operating
  income (loss)          23.7       59.5        3.3    (16.7)    69.8
 Depreciation
  and
  amortization            7.2       16.0        0.9        -     24.1
 Business
  consolidation
  and
  restructuring
  expenses                  -        0.8          -        -      0.8
 Capital
  expenditures            2.3       14.1          -      0.2     16.6
----------------------------------------------------------------------
(a) The Company does not allocate corporate expenses to its business segments.

(b) Includes transaction costs of $1.2 million associated with the first quarter 2006 secondary offering.


Hexcel Corporation and Subsidiaries                          Table E
Schedule of Net Income (Loss) Per Common Share
----------------------------------------------------------------------
                                                  Unaudited
                                       -------------------------------
                                        Quarter Ended Six Months Ended
                                          June 30,        June 30,
(In millions, except per share data)     2006   2005     2006    2005
----------------------------------------------------------------------

Basic net income (loss) per common
 share:
Net income                             $ 17.6 $ 26.2  $  32.1 $   3.8
Deemed preferred dividends and
 accretion                                  -   (2.3)       -    (4.6)
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders                        $ 17.6 $ 23.9  $  32.1 $  (0.8)
----------------------------------------------------------------------

  Weighted average common shares
   outstanding                           93.4   54.5     93.2    54.2

Basic net income (loss) per common
 share                                 $ 0.19 $ 0.44  $  0.34 $ (0.01)
----------------------------------------------------------------------

Diluted net income (loss) per common
 share:
Net income                             $ 17.6 $ 26.2  $  32.1 $   3.8
Deemed preferred dividends and
 accretion                                  -   (2.3)       -    (4.6)
----------------------------------------------------------------------
Net income (loss) available to common
 shareholders                          $ 17.6 $ 23.9  $  32.1 $  (0.8)
Plus: Deemed preferred dividends and
 accretion                                  -    2.3        -       -
----------------------------------------------------------------------
  Net income available to common
   shareholders plus assumed
   conversions                         $ 17.6 $ 26.2  $  32.1 $  (0.8)
----------------------------------------------------------------------

Weighted average common shares
 outstanding - Basic                     93.4   54.5     93.2    54.2

Plus incremental shares from assumed
 conversions:
  Restricted stock units                  0.3    0.5      0.3       -
  Stock options                           1.8    3.1      1.9       -
  Convertible preferred stock               -   36.8        -       -
----------------------------------------------------------------------
  Weighted average common shares
   outstanding-Dilutive (a)              95.5   94.9     95.4    54.2
----------------------------------------------------------------------

Diluted net income (loss) per common
 share                                 $ 0.18 $ 0.28  $  0.34 $ (0.01)
----------------------------------------------------------------------
(a) As a result of the loss on early retirement of debt charged during the first quarter of 2005, the impact of the conversion of the mandatorily redeemable convertible preferred stock, restricted stock units and stock options into shares of common stock in the computation of diluted earnings per share were anti-dilutive six months ended June 30, 2005 and, as such, the basic weighted average common share count of 54.2 million was used in the diluted earnings per share computation. Had we not incurred the aforementioned charges, the Company would have calculated diluted earnings per share for the six months ended June 30, 2005 based on a diluted weighted average share count of 94.5 million.



Hexcel Corporation and Subsidiaries                            Table F
Schedule of Interest Expense
----------------------------------------------------------------------
                                                 Unaudited
                                     ---------------------------------
                                       Quarter Ended  Six Months Ended
                                          June 30,         June 30,
(In millions)                            2006   2005     2006    2005
----------------------------------------------------------------------

Interest on debt instruments         $    7.1 $  6.8  $  14.6 $  17.4
Capitalized interest                     (0.7)     -     (1.2)      -
Banking, commitment and other fees        0.2    0.2      0.6     0.7
Amortization of financing costs and
 discounts (non-cash)                     0.5    0.4      0.9     1.2
----------------------------------------------------------------------
Interest Expense                     $    7.1 $  7.4  $  14.9 $  19.3
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures
                                                               Table G
----------------------------------------------------------------------
                                                      Unaudited
                                                ----------------------
                                                    Quarter Ended
                                                      June 30,
(In millions)                                       2006       2005
----------------------------------------------------------------------

GAAP operating income                           $     34.3 $     36.9
- Business Consolidation & Restructuring Expense       1.1        0.4
                                                 ---------- ----------
Non-GAAP Operating Income                       $     35.4 $     37.3
                                                 ========== ==========

Includes
------------------------------------------------
- Stock Compensation Expense                    $      2.5 $      0.7
----------------------------------------------------------------------


                                                               Table H
----------------------------------------------------------------------
                                                  Unaudited
                                       -------------------------------
                                       Six Months Ended  Year Ended
                                           June 30,     December 31,
(In millions)                               2006           2002
----------------------------------------------------------------------

GAAP operating income                  $          64.1 $         60.2
- Business Consolidation &
 Restructuring Expense                             4.1            0.5
- Secondary Offering Transaction
 Expenses                                          1.2              -
                                        --------------- --------------
Non-GAAP Operating Income              $          69.4 $         60.7
                                        =============== ==============
% Operating Margin                                11.1%           7.1%

Includes
---------------------------------------
- Stock Compensation Expense           $           5.9 $          0.8
----------------------------------------------------------------------


                                                               Table I
----------------------------------------------------------------------
                                             Unaudited
                                  ------------------------------------
                                   June 30,   March 31,  December 31,
(In millions)                        2006       2006         2005
----------------------------------------------------------------------

Notes payable and current
 maturities of capital lease
 obligations                      $      5.1 $       6.5 $        3.0
Long-term notes payable and
 capital lease obligations             422.5       446.3        416.8
----------------------------------------------------------------------
Total Debt                             427.6       452.8        419.8
Cash and cash equivalents                8.8        23.9         21.0
----------------------------------------------------------------------
Total debt, net of cash           $    418.8 $     428.9 $      398.8
----------------------------------------------------------------------

Management believes that operating income before business consolidation and restructuring and secondary offering transaction expenses, which is a non-GAAP measurement, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of the Company's liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.


    CONTACT: Hexcel Corporation
             Investors:
             Stephen C. Forsyth, 203-969-0666 ext. 425 stephen.forsyth@hexcel.com or
             Media:
             Michael Bacal, 203-969-0666 ext. 426
             michael.bacal@hexcel.com